Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-97063, 333-06419, 333-41321, 333-85105, 333-107738, 333-127163, 333-143820, and 333-160313) on Form S-8 and Registration Statements (Nos. 333-38105, 333-46395, and 333-142523) on Form S-3 of Epicor Software Corporation of our reports dated March 12, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Epicor Software Corporation for the year ended December 31, 2009. Our report dated March 12, 2010, relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for convertible debt.

/s/  McGladrey & Pullen, LLP

Irvine, California

March 12, 2010